As filed with the Securities and Exchange Commission on September 29, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NUTANIX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7372	27-0989767
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1740 Technology Drive, Suite 150

San Jose, California 95110

(408) 216-8360

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dheeraj Pandey

Chief Executive Officer and Chairman

Nutanix, Inc.

1740 Technology Drive, Suite 150

San Jose, California 95110

(408) 216-8360

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq. Mark B. Baudler, Esq. Andrew D. Hoffman, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Eric S. Whitaker, Esq. Olive Huang, Esq. Nutanix, Inc. 1740 Technology Drive, Suite 150 San Jose, California 95110 (408) 216-8360	Jeffrey R. Vetter, Esq. James D. Evans, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-208711

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A Common Stock, $0.000025 par value per share	1,000,500	$16.00	$16,008,000	$1,613

(1)	Represents only the additional number of shares of Class A common stock being registered and includes 130,500 additional shares of Class A common stock that the underwriters have the option to purchase. Does not include the securities that the Registrant previously registered on the registration statement on Form S-1, as amended (File No. 333-208711).
(2)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The Registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $241,500,000 on a registration statement on Form S-1, as amended (File No. 333-208711), which was declared effective by the Securities and Exchange Commission on September 29, 2016. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $16,008,000 are hereby registered.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Nutanix, Inc. (the “Registrant”) is filing this registration statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-208711) (the “Prior Registration Statement”), which the Commission declared effective on September 29, 2016.

The Registrant is filing this registration statement for the sole purpose of increasing the aggregate number of shares of Class A common stock offered by the Registrant by 1,000,500 shares, 130,500 of which may be sold by the Registrant in the event the underwriters exercise their option to purchase additional shares of the Registrant’s Class A common stock. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the proposed maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference in this filing.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California on the 29th day of September, 2016.

NUTANIX, INC.

By:	/s/ DHEERAJ PANDEY
Dheeraj Pandey Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DHEERAJ PANDEY Dheeraj Pandey	Chief Executive Officer and Chairman (Principal Executive Officer)	September 29, 2016

/s/ DUSTON M. WILLIAMS Duston M. Williams	Chief Financial Officer (Principal Financial Officer)	September 29, 2016

/s/ KENNETH W. LONG III Kenneth W. Long III	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	September 29, 2016

* Steven J. Gomo	Director	September 29, 2016

* John McAdam	Director	September 29, 2016

* Ravi Mhatre	Director	September 29, 2016

* Jeffrey T. Parks	Director	September 29, 2016

* Michael P. Scarpelli	Director	September 29, 2016

* Bipul Sinha	Director	September 29, 2016

*By:	/s/ DHEERAJ PANDEY
Dheeraj Pandey Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (included in page II-5 to the original filing of the Prior Registration Statement filed on December 22, 2015).

*	Previously filed.